Exhibit 10.9

[          ], 2021

John Maher

Via Email

Dear John:

This letter agreement (this “Agreement”) sets forth our mutual understanding concerning your continued employment with Hawks Acquisition Corp, a Delaware corporation (the “Company”).

Term. The period of your employment under this Agreement (the “Term”) will commence on the date of this Agreement (such date, the “Effective Date”), and will continue until the earlier of either (x) such time the Company completes its initial business combination or (y) the liquidation of the Company, subject to any earlier termination of employment as provided below.

Duties and Salary. During the Term, you will be employed as Chief Operating Officer and have such duties and responsibilities as commensurate with such position at a substantially similar publicly traded company, including structuring, consulting, advisory or management services in connection with the Company’s initial business combination as directed from time to time by the Chief Executive Officer of the Company or his designee. During the Term, you will not be permitted to be employed as an officer of any other publicly traded company without the consent of the Company. For all services rendered under this Agreement, you will receive an aggregate base salary of $10,000 a month, payable in accordance with the Company’s applicable payroll practices.

Benefits and Expenses. You acknowledge that the Company does not currently provide employees with employment benefits arrangements, and therefore you are advised to secure your own health insurance and other employee welfare arrangements. To the extent that the Company commences providing such benefits, you will be eligible to participate on the same basis as other Company employees in accordance with the terms of such plans or arrangements. While employed with the Company, the Company will promptly reimburse you for your reasonable and necessary expenses incurred in connection with performing your duties hereunder, in accordance with its then-prevailing policies and procedures for expense reimbursement.

Termination. You agree to provide the Company at least thirty (30) days’ advance written notice of any voluntary resignation of your employment hereunder, and, in such event, the Company in its sole discretion may elect to accelerate the date of termination. The Company reserves the right to require that you not be in the offices of the Company or any of its affiliates and/or not undertake all or any of your duties and/or not contact clients, colleagues or advisors of the Company or any of its affiliates (unless otherwise instructed) during all or part of any period of notice of your termination of service (in which case you will be referred to hereunder as being on “garden leave”). During any period of garden leave, your terms and conditions of service and duties of fidelity and confidentiality to the Company will remain in full force and effect and, during any such period, you will remain a service provider to the Company and will not be employed as an officer of any other publicly traded company without the consent of the Company. Following termination of your employment, all obligations of the Company to pay or provide you with compensation and benefits will cease, except (i) for payment of any unpaid base salary or any unreimbursed expenses, in each case, accrued or incurred through the date of termination, which will be payable as soon as practicable and in all events within thirty (30) days following the date of termination, (ii) as explicitly set forth in any other benefit plans or arrangements applicable to terminated employees in which you participate, if any, and (iii) as otherwise expressly required by applicable law.

At-Will Employment; Certain Representations. Your employment with the Company will be “at will”, such that the Company may terminate your employment at any time, with or without reason and with or without notice. You represent and warrant that as of the date hereof: (i) you have the full right, authority and capacity to enter into this Agreement and perform your obligations hereunder; (ii) you are not bound by any agreement that conflicts with or prevents or restricts the full performance of your duties and obligations to the Company hereunder; and (iii) the execution and delivery of this Agreement will not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which you are subject.

Tax Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

Assignment. Without the prior written consent of the Company, you may not assign this Agreement, except that you may assign by will or the laws of descent and distribution your accrued rights to payment, and any assignment in violation of this Agreement will be void. This Agreement will be binding on you and the Company and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of your death, your estate and heirs in the case of any payments due to you hereunder).

Governing Law; Jurisdiction; No Trial by Jury. This Agreement will be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. You and the Company each hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware over any dispute arising out of or relating to this Agreement. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right you or the Company may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.

Amendment; Entire Agreement. No provisions of this Agreement may be amended, except by a written document signed by you and a duly authorized officer of the Company (other than you). This Agreement constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company, relating to such subject matter.

IRC Section 409A. In order to comply with special tax requirements under Section 409A of the Internal Revenue Code, if any expense reimbursements are taxable to you, they will be paid as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year will not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

Sincerely,

HAWKS ACQUISITION CORP

By:
Name:
Title:

Accepted and Agreed:

John Maher